Exhibit 99.1

New York Community Bancorp, Inc. Announces 2009 Annual Meeting Results

WESTBURY, N.Y.--(BUSINESS WIRE)--June 10, 2009--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced the results of its Annual Meeting of Shareholders, held earlier today in Flushing, New York.

Shareholders of the Company approved both proposals submitted by the Board of Directors for their consideration, including the re-election of five nominees to the Board: Maureen E. Clancy, Hanif W. Dahya, Robert S. Farrell, James J. O’Donovan, and Chairman, President, and Chief Executive Officer Joseph R. Ficalora. Each of the nominees was elected to serve a three-year term of office.

In addition, the Company’s shareholders ratified the appointment of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2009.

About New York Community Bancorp, Inc.

With assets of $32.4 billion at March 31, 2009, New York Community Bancorp, Inc. is the 24th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, with 178 branches serving customers throughout Metro New York and New Jersey; and New York Commercial Bank, with 36 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. Similarly, the Commercial Bank operates 17 of its branches under the name Atlantic Bank. Information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director, Investor Relations